Exhibit 99.1

Royal Gold Increases Common Stock Dividend 33% to $0.80 per Share

DENVER, COLORADO. NOVEMBER 14, 2012: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), today announced that its Board of Directors increased the Company’s annual dividend for its shares of common stock from $0.60 to $0.80, payable on a quarterly basis of $0.20 per share. The newly declared dividend is 33% higher than the dividend paid in calendar year 2012. Royal Gold has steadily increased its annual dividend since 2001.

The Board declared the dividend of $0.20 per share will be payable on January 18, 2013, to shareholders of record at the close of business on January 4, 2013. The quarterly dividend of US$0.20 is also payable to holders of exchangeable shares of RG Exchangeco.

Tony Jensen, President and CEO, said, “This marks the 12th consecutive year of annual dividend increases by the board. This latest increase reflects the Company’s strong cash flow growth while balancing our resources to create additional long-term value.”

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalties and similar interests. The Company’s portfolio consists of 204 properties on six continents, including interests on 39 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504